Exhibit 99.1

Coldwater Creek adds retail expertise to Board

Potter experienced, former senior retail executive

SANDPOINT, Idaho, June 13, 2007 — Coldwater Creek (Nasdaq: CWTR) today announced that Michael J. Potter has been elected to its Board of Directors, effective June 9, 2007.

Mr. Potter joins Coldwater Creek’s board with extensive experience and an impressive retail, strategic planning and finance background. He retired as chairman and chief executive officer of Big Lots Incorporated (formerly Consolidated Stores Corporation) in 2005. Prior to becoming chairman, he served as chief financial officer, overseeing all finance, accounting, strategic planning, investor relations, treasury, tax and administrative functions. Mr. Potter’s retail experience also includes The Limited Inc., May Department Stores and Meier & Frank. Mr. Potter received a BS in Finance and Management from the University of Oregon and an MBA from Capital University in Ohio.

“We are delighted to have attracted a Coldwater Creek board member of Mike Potter’s caliber. He will be invaluable to us as we head into our next phase of growth. Mike’s background and experience in retailing will add great insight from his broad experience in retail companies,” said Chairman and Chief Executive Officer Dennis Pence. “We are very pleased to have Mike join our board, and look forward to his efforts on our behalf in the years to come. With his addition to the board, seven of our nine seats are now held by independent directors.”

Coldwater Creek is an integrated triple-sales-channel retailer of women’s apparel, jewelry, gifts and accessories through a growing number of full-line retail stores located across the United States, an e-commerce web site at www.coldwatercreek.com and direct-mail catalogs.

Contact:

COLDWATER CREEK INC.

Marie Hirsch

Director of Investor Relations

208-265-7354